Exhibit 3.4

AMENDED AND RESTATED

LIMITED PARTNERSHIP AGREEMENT

OF DORCHESTER MINERALS MANAGEMENT LP

FEBRUARY 1, 2003

THE PARTNERSHIP INTERESTS HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY JURISDICTION. NO PARTNERSHIP INTEREST MAY BE SOLD OR OFFERED FOR SALE (WITHIN THE MEANING OF ANY SECURITIES LAW) UNLESS A REGISTRATION STATEMENT UNDER ALL APPLICABLE SECURITIES LAWS WITH RESPECT TO THE INTEREST IS THEN IN EFFECT OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THOSE LAWS IS THEN APPLICABLE TO THE INTEREST. A PARTNERSHIP INTEREST ALSO MAY NOT BE TRANSFERRED OR ENCUMBERED UNLESS THE APPLICABLE PROVISIONS OF THIS AGREEMENT AND THE TRANSFER RESTRICTION AGREEMENT ATTACHED HERETO AS EXHIBIT A ARE SATISFIED.

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Section 17.13.	GOVERNING LAW	28

Section 17.14.	DISPUTE RESOLUTION	28

Section 17.15.	WAIVER	30

Section 17.16.	U.S. Dollars	31

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AMENDED AND RESTATED

LIMITED PARTNERSHIP AGREEMENT

OF DORCHESTER MINERALS MANAGEMENT LP

This Amended and Restated Limited Partnership Agreement of Dorchester Minerals Management LP made and entered into on the date set forth below, to be effective for all purposes as of February 1, 2003 at 12:02 a.m. Central Standard Time (the “Effective Date”), is entered into by and among Dorchester Minerals Management LLC, a Delaware limited liability company, as general partner, and SAM Partners, Ltd., a Texas limited partnership (“SAM”), Vaughn Petroleum, Ltd., a Texas limited partnership (“Vaughn”), Smith Allen Oil & Gas, Inc., a Texas corporation (“SAOG”), Preston A. Peak Limited Partnership, a Texas limited partnership (“Peak LP”) and Yelar Partners, L.L.P, a Delaware limited liability company (“Raley LLP”), as limited partners. Each of SAM, Vaughn, SAOG, Peak LP and Raley LLP is a “Limited Partner” and, collectively, they are sometimes referred to as the “Limited Partners.” The General Partner and each Limited Partner is a “Partner” and, collectively, they are sometimes referred to as the “Partners.”

W I T N E S S E T H

WHEREAS, effective December 12, 2001, a Certificate of Limited Partnership (the “Certificate”) was filed in the office of the Secretary of State of Delaware for the formation of Dorchester Minerals Management LP, a Delaware limited partnership (the “Partnership”);

WHEREAS, in connection with the formation of the Partnership, its partners executed that certain Limited Partnership Agreement of Dorchester Minerals Management LP (the “Original Agreement”);

WHEREAS, the parties hereto desire to amend and restate the Original Agreement as of the date hereof upon the terms and conditions set forth herein and to substitute Peak LP as a Limited Partner of the Partnerships in lieu of P.A. Peak, Inc., a Delaware corporation;

NOW, THEREFORE, in consideration of the mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree to continue the Partnership upon the following terms and conditions and to amend and restate the Original Agreement upon the terms and conditions set forth herein:

I. DEFINITIONS

Section 1.1. Definitions. The following terms shall have the following meanings when used in this Agreement:

“AAA” shall have the meaning set forth in Section 17.14 hereof.

“Act” shall mean the Delaware Revised Uniform Limited Partnership Act, as amended.

“Actual Depletion Deductions” means with respect to any Partner, such Partner’s actual depletion allowance with respect to such Partner’s share of production from the oil and gas properties owned by the Operating Subsidiaries and Dorchester Minerals; provided that, for purposes of this Agreement and computing a Partner’s Capital Account, such Partner’s Actual Depletion Deductions with respect to any single oil or gas property shall not exceed the adjusted basis of such oil or gas property allocated to such Partner (or its predecessor in interest) pursuant to Code Section 613A(c)(7)(D). If the General Partner elects to use Actual Depletion Deductions pursuant to Section 1.704-1(b)(2)(iv)(k) of the Treasury Regulations, each Partner shall notify the Partnership of the amount of its Actual Depletion Deductions within ninety (90) days of the end of each Fiscal Year.

“Actual Gains or Actual Losses” means with respect to any Partner (i) the excess, if any, of such Partner’s share of the total amount realized from the disposition of any oil or gas property over such Partner’s remaining adjusted tax basis in such property or (ii) the excess, if any, of such Partner’s remaining adjusted tax basis in such property over such Partner’s share of the total amount realized from the disposition of such property. A Partner’s share of the total amount realized from the disposition of oil or gas property shall be determined pursuant to Treasury Regulations Section 1.704-1(b)(4)(v).

“Affiliate” shall mean, with respect to any Person, (i) any Person directly or indirectly controlling, controlled by or under common control with such Person, (ii) any Person owning or controlling ten percent (10%) or more of the outstanding voting interests of such Person, (iii) any officer, director, member, manager or general partner of such Person, or (iv) any Person who is an officer, director, general partner, trustee, member, manager or holder of ten percent (10%) or more of the voting interests of any Person described in clauses (i) through (iii) of this sentence.

“Affiliate Transfer” shall have the meaning assigned that term in the Transfer Restriction Agreement.

“Agreement” shall mean this Amended and Restated Limited Partnership Agreement of Dorchester Minerals Management LP.

“Book Value” shall mean with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(i) the initial Book Value of any asset contributed (or deemed contributed, including as a result of the constructive termination of the Partnership pursuant to Code Section 708(b)(1)(B)) to the Partnership shall be such asset’s gross fair market value at the time of such contribution;

(ii) the Book Value of all Partnership assets shall be adjusted to equal their respective gross fair market values at the times specified in Treasury Regulations under Section 704(b) of the Code if the Partnership so elects; and

(iii) if the Book Value of an asset has been determined pursuant to clause (i) or (ii), such Book Value shall thereafter be adjusted in the same manner as would the asset’s adjusted basis for federal income tax purposes, except that depreciation deductions shall be computed in accordance with Subparagraph (iv) of the definition of Net Profit and Net Loss and the Book

Value shall be adjusted by the Actual Depletion Deductions or Simulated Depletion Deductions, as applicable.

“Business Day” shall mean any day other than Saturday or Sunday or any other day upon which banks in Dallas, Texas are permitted or required by law to close.

“Business Opportunities Agreement” shall have the meaning set forth in Section 6.2.

“Capital Account” shall have the meaning set forth in Section 12.4 hereof.

“Certificate” shall have the meaning set forth in the recitals to this Agreement.

“Code” shall mean the Internal Revenue Code of 1986, as amended, or its successor.

“Contribution Agreement” shall mean that certain Contribution Agreement made by and among SAM, Vaughn, SAOG, P.A. Peak, Inc., a Delaware corporation, James E. Raley, Inc., a Delaware corporation, the Partnership and the General Partner, dated as of December 13, 2001.

“Covered Person” shall have the meaning set forth in Section 11.1 hereof.

“Depletable Property” means interests in oil, gas or other minerals eligible for depletion under Code Section 613 or 613A.

“Disabling Conduct” shall mean conduct that constitutes fraud, willful misconduct, bad faith or gross negligence or conduct that is outside the scope of conduct permitted in this Agreement or is in breach of this Agreement, any Governance Agreement or any other agreement between or among (i) any of the General Partner, the Partnership, Dorchester Minerals, Dorchester Operating LP and Dorchester Operating LLC and (ii) the Person whose conduct is in question or in knowing violation of applicable laws.

“Dorchester Minerals” shall mean Dorchester Minerals, L.P., a Delaware limited partnership.

“Dorchester Minerals Limited Partnership Agreement” shall mean that certain Amended And Restated Agreement Of Limited Partnership of Dorchester Minerals, L.P., dated February 1, 2003 made by and among the Partnership as general partner and the limited partners noted therein.

“Dorchester Operating LLC” shall mean Dorchester Minerals Operating LLC, a Delaware limited liability company.

“Dorchester Operating LP” shall mean Dorchester Minerals Operating LP, a Delaware limited partnership.

“Effective Date” shall have the meaning set forth in the preamble to this Agreement.

“Event of Dissolution” shall have the meaning set forth in Section 16.1 hereof.

“Familial Transfer” shall have the meaning assigned that term in the Transfer Restriction Agreement.

“Fiscal Year” shall mean the fiscal year of the Partnership as set forth in Section 15.3 hereof.

“General Partner” shall mean Dorchester Minerals Management LLC, a Delaware limited liability company, and any assignee of all or any part of its interest in the Partnership who is admitted to the Partnership as a General Partner in conformity with the provisions of this Agreement.

“Governance Agreements” shall mean this Agreement, the Limited Liability Company Agreement, the Dorchester Minerals Limited Partnership Agreement, the limited liability company agreement of Dorchester Operating LLC, the limited partnership agreement of Dorchester Operating LP, the Business Opportunities Agreement, and the Transfer Restriction Agreement.

“Gross Income” shall mean for each Fiscal Year or other period, an amount equal to the Partnership’s gross income as determined for federal income tax purposes for such Fiscal Year or period but computed with the adjustments specified in Subparagraphs (i) and (iii) of the definition of Net Profit and Net Loss.

“Limited Liability Company Agreement” shall mean that certain Amended and Restated Limited Liability Company Agreement of Dorchester Minerals Management GP LLC, a Delaware limited liability company, dated as of February 1, 2003 by and among Vaughn, SAM, SAOG, Peak LP and Raley LLP.

“Limited Partner” or “Limited Partners” shall mean SAM, Vaughn, SAOG, Peak LP, Raley LLP and any assignee of all or any part of their respective interests in the Partnership who is admitted to the Partnership as a Limited Partner in conformity with the provisions of this Agreement.

“Net Cash Flow” shall have the meaning set forth in Section 13.1 hereof.

“Net Profit” and “Net Loss” shall mean for each Fiscal Year or other period, an amount equal to the Partnership’s taxable income or loss for such Fiscal Year or other period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss) with the following adjustments:

(i) any income of the Partnership that is exempt from federal income tax or not otherwise taken into account in computing Net Profit or Net Loss shall be added to such taxable income or loss;

(ii) any expenditures of the Partnership described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures under Code Section 704(b), and not otherwise taken into account in computing Net Profit or Net Loss, shall be subtracted from such taxable income or loss;

(iii) gain or loss resulting from any disposition of Partnership property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Book Value of such property rather than its adjusted tax basis;

(iv) in lieu of the depletion, depreciation, amortization and other cost recovery deductions taken into account in computing taxable income or loss, there shall be taken into account depreciation, amortization or other cost recovery deductions on the assets’ respective Book Values for such Fiscal Year or other period determined in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g);

(v) the amount of any Gross Income allocated to the Partners pursuant to Sections 12.2(d), 12.2(e), 12.2(f), 12.2(j), 12.2(k) and 12.2(l) shall not be included as income or revenue; and

(vi) any amount allocated to the Partners pursuant to Sections 12.2(h), 12.2(i), 12.2(j), 12.2(k) and 12.2(l) shall not be included as a loss, deduction or Code Section 705(a)(2)(B) expenditure.

“Operating Subsidiaries” shall mean Dorchester Minerals Operating GP LLC and Dorchester Minerals Operating LP.

“Ownership Interest” shall mean the interest in the Partnership held by a Partner.

“Ownership Percentage” shall mean 0.1% for the General Partner, 20.48% for Vaughn, 20.48% for SAM, 19.98% for SAOG, 19.48% for Peak LP and 19.48% for Raley LLP, until adjusted in accordance with this Agreement.

“Partner” means the General Partner or a Limited Partner.

“Partner Nonrecourse Debt” shall mean any nonrecourse debt of the Company which meets the requirements of “partner nonrecourse debt” set forth in Treasury Regulations Section 1.704-2(b)(4).

“Partner Nonrecourse Debt Minimum Gain” shall mean the partner nonrecourse debt minimum gain attributable to “partner nonrecourse debt” as determined under Treasury Regulations Section 1.704-2(i)(3).

“Partner Nonrecourse Deductions” shall mean any loss, deduction, or Code Section 705(a)(2)(B) expenditure, or item thereof, that is attributable to a Partner Nonrecourse Debt, as determined by Treasury Regulations Section 1.704-2(i)(2).

“Partnership” shall mean the limited partnership formed by this Agreement.

“Partnership Minimum Gain” shall mean the amount computed under Treasury Regulations Section 1.704-2(d)(1) with respect to the Partnership’s nonrecourse liabilities as determined under Treasury Regulations Section 1.752-1(a)(2).

“Partnership Nonrecourse Deductions” shall mean any loss, deduction, or Code Section 705(a)(2)(B) expenditure (or item thereof) that is attributable to nonrecourse liabilities (as defined in Treasury Regulations Section 1.752-1(a)(2)) of the Partnership and characterized as “nonrecourse deductions” pursuant to Treasury Regulations Section 1.704-2(b)(1) and Section 1.704-2(c).

“Person” shall mean an individual person, partnership, limited partnership, limited liability company, trust, corporation or other entity or organization.

“Prime Rate” means the “prime,” “reference” or “base” rate of interest for commercial loans as announced by Bank of America on the first Business Day following the date upon which the event occurs requiring reference to the Prime Rate and adjusted thereafter on the first day of each rate change or, if less, the maximum rate permitted by applicable law.

“Simulated Depletion Deductions” means the simulated depletion allowance computed by the Partnership with respect to its oil and gas properties pursuant to Section 1.704-1(b)(2)(iv)(k)(2) of the Treasury Regulations. In computing such amounts, the General Partner shall have complete and absolute discretion to make any and all permissible elections.

“Simulated Gains” or “Simulated Losses” means the simulated gains or simulated losses computed by the Partnership with respect to its oil and gas properties pursuant to Section 1.704-1(b)(2)(iv)(k)(2) of the Treasury Regulations. In computing such simulated gains or losses, the General Partner shall have complete and absolute discretion to make any and all permissible elections.

“Tax Matters Partner” shall mean as defined in Section 15.7 hereof.

“Transfer Restriction Agreement” shall mean the Transfer Restriction Agreement of even date herewith by and among the Company, the Partnership, Vaughn, SAM, SAOG, Peak LP and Raley LLP, a copy of which is attached hereto as Exhibit A.

“Treasury Regulations” shall mean the Income Tax Regulations, including Temporary Regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

II. NAME, PRINCIPAL OFFICE, REGISTERED OFFICES AND AGENTS,

TERM, STATUS OF MEMBERS AND TAX STATUS

Section 2.1. Name of Partnership. The name of the Partnership is Dorchester Minerals Management LP.

Section 2.2. Principal Office. The location of the principal office of the Partnership where records are to be kept or made available shall be 3738 Oak Lawn Avenue, Dallas, Texas 75219. The principal office of the Partnership may be changed by the General Partner.

Section 2.3. Registered Offices and Agents. The location of the registered office of the Partnership in the State of Delaware shall be c/o The Corporation Trust Company, Corporation

Trust Center, 1209 Orange Street, The City of Wilmington, County of Newcastle, Delaware. The General Partner shall establish such other registered offices and appoint such other registered agents as it deems necessary or appropriate for the business of the Partnership. The registered offices and agents of the Partnership may be changed from time to time by the General Partner.

Section 2.4. Term. The Partnership shall have a perpetual existence unless an Event of Dissolution (as defined in Section 16.1 hereof) shall occur and the Partnership is not continued as hereinafter provided.

Section 2.5. Status of Partners. Upon the Effective Date the Partners shall constitute all of the partners of the Partnership.

Section 2.6. Tax Status. The Partnership shall be operated such that it will be classified as a “partnership” for federal and, as determined by the General Partner, state income tax purposes. No action shall be made to treat either Operating Subsidiary as a corporation for federal income tax purposes and each Operating Subsidiary will be disregarded and its assets treated as owned by the Partnership for federal income tax purposes.

III. CHARACTER OF BUSINESS

Section 3.1. Purposes of the Company. The purposes of the Company are to (i) act as the general partner of Dorchester Minerals, (ii) provide or cause to be provided certain management and administrative services to Dorchester Minerals, and (iii) own oil, gas and other mineral interests and other properties through its subsidiary Dorchester Operating LP, and conduct operations with respect thereto. The Partnership may accomplish its purposes through the agency of its own employees and independent contractors and/or the members, managers, officers, employees, agents and independent contractors of its Partners or any subsidiary of the Partnership, including, but not limited to, Dorchester Operating LLC and Dorchester Operating LP.

IV. FORMATION AND FOREIGN REGISTRATION

Section 4.1. Formation. The Partnership was formed as a Delaware limited partnership by the filing of the Certificate under and pursuant to the Act with the Secretary of State of the State of Delaware on December 12, 2001. Upon the Effective Date, the Partnership is hereby continued upon the terms set forth herein.

Section 4.2. Foreign Registration. The Partnership shall register to conduct business in the State of Texas and such other states and jurisdictions as the General Partner deems appropriate.

V. CAPITAL CONTRIBUTIONS

Section 5.1. Initial Contributions. Upon the execution of the Original Agreement, each Partner made an initial capital contribution in the amount set forth on Schedule I hereto. Contemporaneously with the execution by such Partner of this Agreement, each Partner shall make the additional contribution required of such Partner pursuant to the Contribution Agreement, which shall be credited to the Capital Account of such Partner, which the Partners agree constitutes the net fair market value of the property contributed by such Partner to the capital of the Partnership as contemplated by Section 12.4 hereof.

Section 5.2. Subsequent Contributions. All subsequent contributions require the consent of all the Partners. No Partner shall be required to make any subsequent contributions to the Partnership without the consent of all the Partners.

Section 5.3. Return of Contributions. A Partner is not entitled to the return of any part of its capital contributions or to be paid interest in respect of either its Capital Account or its capital contributions. An unrepaid capital contribution is not a liability of the Partnership or of any Partner. A Partner is not required to contribute or to lend any cash or property to the Partnership to enable the Partnership to return any Partner’s capital contribution.

Section 5.4. Advances by Partners. If the Partnership does not have sufficient cash to pay its obligations, any Partner(s) that may agree to do so may advance all or part of the needed funds to or on behalf of the Partnership if the Consent of the General Partner is obtained. An advance described in this Section 5.4 constitutes a loan from the Partner to the Partnership, bears interest at the Prime Rate from the date of the advance until the date of repayment, and is not a capital contribution.

VI. RIGHTS, POWERS AND OBLIGATIONS OF PARTNERS

Section 6.1. Partners’ Fees and Reimbursement of Expenses. Except as otherwise provided in Section 6.3 hereof, the Partners shall not be paid any fees or other compensation whatsoever for services, whether ordinary or extraordinary, foreseen or unforeseen, rendered to or for the benefit of the Partnership. However, all expenses incurred by the General Partner in connection with the performance of its duties hereunder or for and on behalf of the Partnership in connection with the business of the Partnership (including, without limitation, charges for legal, accounting, data processing, administrative, executive, tax and other services rendered by employees of the General Partner) will be paid or promptly reimbursed by the Partnership. Nothing contained in this Section 6.1 is intended to affect the Ownership Interest or Ownership Percentage of any Partner or the amount that may be payable to any Partner by reason of its interest in the Partnership.

Section 6.2. Duties of Partners/Other Activities. The relationship existing pursuant to this Agreement shall not prohibit any Partner or any Person which is a member, manager, officer, director, parent, subsidiary or Affiliate of a Partner, or any Person in which a Partner or the members, managers, officers, directors, parent, subsidiaries or Affiliates of a Partner may have an interest, from engaging in any other business, investment or profession, except to the extent restricted herein or in a separate written agreement, including but not limited to the Dorchester

Minerals Limited Partnership Agreement, the Limited Liability Company Agreement and the Amended and Restated Business Opportunities Agreement made by and among the Partnership, Dorchester Minerals, the General Partner, SAM, Vaughn, SAOG, P.A. Peak, Inc., a Delaware corporation, and James E. Raley, Inc., a Delaware corporation dated as of January 31, 2003 (the “Business Opportunities Agreement”). Neither the Partnership nor any of the Partners shall have any rights by virtue of this Agreement in or to any of such businesses, professions or investments, or in or to any income or profit derived therefrom.

Section 6.3. Dealing with Related Persons. The Partnership may employ or retain a Partner or an Affiliate of a Partner to render or perform a service, may contract to buy property or services from or sell property or services to a Partner or any such Affiliate, and may otherwise deal with such Partner or any such Affiliate; provided, however, that if the Partnership employs, retains or contracts with a Partner or an Affiliate thereof, the charges made for services rendered and materials furnished by such Partner or Affiliate shall be a reasonable amount comparable to the amount that would have been charged by others in the same line of business and not so related, and such relationship and charges shall be promptly disclosed in writing to the other Partners.

Section 6.4. Liability of Partners. No Partner shall be liable, responsible, or accountable in damages or otherwise to any other Partner or the Partnership for any act performed by it within the scope of the authority conferred on it by this Agreement, or made in good faith, except such liability, if any, as it may have for Disabling Conduct.

Section 6.5. No Resignation. Except for assignments, sales or other transfers of a Partner’s entire Ownership Interest made in compliance with Article XIV hereof, no Partner shall have the right to resign or withdraw from the Partnership prior to the dissolution and winding up of the Partnership, without prior written consent of the General Partner. Any Partner who resigns or withdraws from the Partnership in violation of the foregoing provision or who has resigned or withdrawn from the Partnership in a manner not expressly permitted herein, shall be liable to the Partnership and the Partners for any damages sustained by reason of such resignation or withdrawal.

VII. THE GENERAL PARTNER

Section 7.1. Powers. The business and affairs of the Partnership shall be managed by or under the direction of the General Partner, which may exercise all such powers of the Partnership and do all such lawful acts and things as are not by non-waivable provisions of the Act or by the Certificate or by this Agreement directed or required to be exercised and done by the Limited Partners. The General Partner is authorized on behalf of the Partnership, consistent with the other provisions of this Agreement:

(a) To enter into and carry out contracts and agreements related to the operation of the Partnership (including, but not limited to, contracts and agreements for the purchase and sale of assets, the incurrence of indebtedness of the Partnership or any of its Operating Subsidiaries);

(b) To bring and defend actions at law or in equity;

(c) To manage and operate all of the assets of the Partnership;

(d) To discharge, employ or retain, on behalf of the Partnership, such persons, firms, or corporations as may be necessary in the operation and management of the business of the Partnership, including, without limitation, accountants and attorneys; and

(e) To undertake any other act or action to conduct the affairs of the Partnership consistent with this Agreement.

Section 7.2. No Removal. The General Partner shall not be subject to removal by the Limited Partners.

VIII. THE LIMITED PARTNERS

Section 8.1. No Authority Vested in Limited Partners. Except for such matters, if any, as by the non-waivable provisions of the Act or by the Certificate or by this Agreement are directed or required to be exercised and done by the Limited Partners, the Limited Partners shall have no authority to act on behalf of or bind the Partnership or to vote on, approve or consent to any matter. The Limited Partners shall have no authority to remove the General Partner.

Section 8.2. No Meetings. There shall be no meetings of the Partners or the Limited Partners. The Limited Partners shall take action they are required or permitted to take solely through written consents in the manner described in Section 8.3 below.

Section 8.3. Action by Written Consent Without a Meeting. Any Limited Partner action required or permitted by applicable law, the Certificate of Limited Partnership, or this Agreement shall be taken by consent in writing, setting forth the action so taken, signed by two-thirds (2/3) of the Limited Partners on a per capita basis, unless otherwise required by law. Any such written consent does not have to be unanimous (unless the action that is approved in such written consent would require the unanimous approval of all Limited Partners). Every written consent must bear the date of signature of each Limited Partner who signs the consent. No written consent shall be effective to take the action that is the subject of the consent unless, within sixty (60) days after the date of the earliest dated consent delivered to the Partnership in the manner required by this Section 8.3, a consent or consents signed by the required Limited Partners are delivered to the Partnership by delivery to its registered office, its principal place of business, or an officer or agent of the Partnership having custody of the books in which proceedings of meetings of Limited Partners are recorded. Delivery shall be by hand or certified or registered mail, return receipt requested or confirmed telefax communication. Delivery to the Partnership’s principal place of business shall be addressed to the General Partner of the Partnership. Prompt notice of the taking of any action by Limited Partners without a meeting by less than unanimous written consent shall be given to those Limited Partners who did not consent in writing to the action.

IX. NOTICES

Section 9.1. Methods of Giving Notice. Whenever any notice is required to be given to any Partner or Manager under the provisions of any applicable law, the Certificate of Limited Partnership or this Agreement, it shall be given in writing and delivered personally or delivered by facsimile communication (“telefax”) (or, with the approval of all such Partners, via telephone or electronic mail) to such Partners at such address (and at such member facsimile) as appears on the books of the Partnership, and such notice shall be deemed to be given at the time the recipient actually receives the notice in the case of personal delivery, when the sender receives electronic confirmation of delivery with respect to any notice given by facsimile communication, when the sender actually speaks to the recipient in the case of telephonic notice or when the recipient reads the message in the case of electronic mail.

Section 9.2. Waiver of Notice. Whenever any notice is required to be given to any Partner under the provisions of any applicable law, the Certificate of Limited Partnership or this Agreement, a waiver thereof in writing signed by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

X. OFFICERS

Section 10.1. Officers. The General Partner may designate one or more individuals to serve as officers of the Partnership. The Partnership shall have such officers as the General Partner may from time to time determine, which officers may (but need not) include a President, a Chief Executive Officer, a Chief Operating Officer, a Chief Financial Officer, one or more Vice Presidents (and in case of each such Vice President, with such descriptive title, if any, as the General Partner shall deem appropriate), a Secretary, a Treasurer, a Controller and one or more Assistant Secretaries and Assistant Treasurers. Any two or more offices may be held by the same person.

Section 10.2. Salaries. No person shall receive any compensation in such person’s capacity as an elected officer. However, the General Partner may authorize the Partnership to pay reasonable and customary compensation to any such officer for services provided as an employee of the Partnership or of an Operating Subsidiary, subject to the limitations in Section 6.3 relating to transactions with Affiliates.

Section 10.3. Term, Removal and Vacancies. Each officer of the Partnership shall hold office until his successor is chosen and qualified or until his death, resignation, or removal. Any officer may resign at any time upon giving written notice to the Partnership. Any officer may be removed by the General Partner with or without cause, but such removal shall be without prejudice to the contract or other legal rights, if any, of the person so removed. Election or appointment of an officer shall not of itself create contract rights. Any vacancy occurring in any office of the Partnership by death, resignation, removal or otherwise shall be filled by the General Partner.

XI. INDEMNIFICATION

Section 11.1. Right to Indemnification. Subject to the limitations and conditions set forth in this Article XI, each Person who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative (a “Proceeding”), or any appeal in such a Proceeding or any inquiry or investigation that could lead to such a Proceeding, by reason of the fact that he or she, or a Person of whom he or she is the legal representative, is or was a Partner or officer of the Partnership or while a Partner or officer of the Partnership is or was serving at the request of the Partnership as a partner, director, officer, manager, member, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic limited liability company, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise (a “Covered Person”), shall be indemnified by the Partnership to the fullest extent permitted by the Act, as the same exists or may be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Partnership to provide broader indemnification rights than said law permitted the Partnership to provide prior to such amendment) against judgments, penalties (including excise and similar taxes and punitive damages), fines, settlements and reasonable expenses (including, without limitation, attorneys’ fees) actually incurred by such Person in connection with such Proceeding, and indemnification under this Section 11.1 shall continue as to a Person who has ceased to serve in the capacity that initially entitled such Person to indemnity under this Section. Such actions covered by such indemnification shall include those brought by a Partner or the Partnership. The rights granted pursuant to this Article XI shall be deemed contract rights, and no amendment, modification or repeal of this Article XI shall have the effect of limiting or denying any such rights with respect to actions taken or Proceedings arising prior to any such amendment, modification or repeal. IT IS EXPRESSLY ACKNOWLEDGED THAT THE INDEMNIFICATION PROVIDED IN THIS ARTICLE XI COULD INVOLVE INDEMNIFICATION FOR NEGLIGENCE OR UNDER THEORIES OF STRICT LIABILITY; provided, however, that notwithstanding the foregoing or any other provision of this Agreement, the Partnership shall not provide indemnification to any Person in respect of any Disabling Conduct. The negative disposition of any Proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not, of itself, create a presumption that the Covered Person acted in a manner contrary to the standard set forth in this Section.

Section 11.2. Advance of Expenses. The right to indemnification conferred in this Article XI shall include the right to be paid or reimbursed by the Partnership the reasonable expenses incurred by a Person of the type entitled to be indemnified under Section 11.1 or 11.3 who was, is or is threatened to be made a named defendant or respondent in a Proceeding in advance of the final disposition of the Proceeding and without any determination as to the Person’s ultimate entitlement to indemnification; provided, however, that the payment of such expenses incurred by any such Person in advance of the final disposition of a Proceeding shall be made only upon the delivery to the Partnership of a written affirmation by such Person of his good faith belief that he has met the standard of conduct necessary for indemnification under Section 11.1 or 11.3 and a written undertaking, by or on behalf of such Person, to repay all amounts so advanced if it shall ultimately be determined that such indemnified Person is not entitled to be indemnified under Section 11.1 or 11.3.

Section 11.3. Indemnification of Employees and Agents. The Partnership may indemnify and advance expenses to any employee or agent of the Partnership to the same extent permitted under Section 11.1 for Covered Persons. In addition, the Partnership may (by action of the General Partner) indemnify and advance expenses to any Person whether or not he is an employee or agent of the Partnership but who is or was serving at the request of the Partnership as a manager, director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic limited liability company, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise against any liability asserted against him and incurred by him in such a capacity or arising out of his status as such a Person, to the same extent permitted under Section 11.1 for Covered Persons.

Section 11.4. Appearance as a Witness. Notwithstanding any other provision of this Article XI the Partnership may pay or reimburse expenses incurred by a Partner, officer, employee or agent in connection with his appearance as a witness or other participation in a Proceeding at a time when he is not a named defendant or respondent in the Proceeding.

Section 11.5. Non-Exclusivity of Rights. The right to indemnification and the advancement and payment of expenses conferred in this Article XI shall not be exclusive of any other right a Person indemnified pursuant to this Article XI may have or may acquire under any law (common or statutory), any provision of the Certificate or this Agreement, action of the General Partner or otherwise.

Section 11.6. Insurance. The Partnership may purchase and maintain insurance, to the extent and in such amounts as the General Partner shall, in its sole discretion, deem reasonable, to protect itself, the Partnership, Dorchester Operating LP and/or Dorchester Operating LLC, and/or any Covered Persons or other Persons indemnifiable under the provisions of this Article XI against any expense, liability or loss, whether or not the Partnership would have the power to indemnify such Person against such expenses, liability or loss under this Article XI.

Section 11.7. Partner Notification. To the extent required by law, any indemnification of or advance of expenses to a Person in accordance with this Article XI shall be reported in writing to the Limited Partners within the thirty (30)-day period immediately following the date of the indemnification or advance.

Section 11.8. No Personal Liability. In no event may any Covered Person subject the Limited Partners to personal liability by reason of any indemnification of a Covered Person under this Agreement or otherwise.

Section 11.9. Interest in Transaction. A Covered Person shall not be denied indemnification in whole or in part under this Article XI because the Covered Person had an interest in the transaction with respect to which the indemnification applies if the transaction is otherwise permitted by the terms of the Governance Agreements.

Section 11.10. Successors and Assigns. The provisions of this Article XI are for the benefit of the Covered Persons and their heirs, successors, assigns, administrators and personal representatives and shall not be deemed to be for the benefit of any other Persons. The provisions of this Section 11.10 shall not be amended in any way that would diminish the rights of Covered Persons under this Article XI without the consent of all Partners.

Section 11.11. Savings Clause. If all or any portion of this Article XI shall be invalidated on any ground by any court of competent jurisdiction, then the Partnership shall nevertheless indemnify and hold harmless any Person indemnified pursuant to this Article XI as to costs, charges and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative, to the fullest extent permitted by any applicable portion of this Article XI that shall not have been invalidated and, subject to this Article XI, to the fullest extent permitted by applicable law.

Section 11.12. Exculpation. The following exculpatory provisions shall apply to this Agreement:

(a) General. Notwithstanding any other terms of this Agreement, whether express or implied, or obligation or duty at law or in equity, no Covered Person nor any officer, employee, representative or agent of the Partnership or its Affiliates shall be liable to the Partnership or any Partner for any act or omission (in relation to the Partnership, this Agreement, any related document or any transaction or investment contemplated hereby or thereby) taken or omitted in good faith by such Person and in the reasonable belief that such act or omission is in or is not contrary to the best interests of the Partnership and is within the scope of authority granted to such Person by this Agreement or the other Governance Agreements except in the following circumstances: (i) such act or omission constitutes Disabling Conduct or (ii) with respect to liability that may arise under any other agreement, such act or omission constitutes a breach of that agreement.

(b) Reliance. A Covered Person or other officer, employee, representative or agent of the Partnership may rely and shall incur no liability in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture, paper, document, signature or writing reasonably believed by it to be genuine, and may rely on a certificate signed by an officer of any Person in order to ascertain any fact with respect to such Person or within such Person’s knowledge and may rely on an opinion of counsel selected by such Covered Person or other officer, employee, representative or agent of the Partnership with respect to legal matters unless such Covered Person acts in bad faith.

XII. ALLOCATIONS

Section 12.1. Consent to Allocations. Each Partner as a condition of becoming a Partner expressly consents to the following allocations as set forth in this Article XII.

Section 12.2. Distributive Shares for Tax Purposes. There shall be allocated to each Partner for federal income tax purposes a separate distributive share of all Partnership income, gain, loss, deduction and credit as follows:

(a) Except as otherwise provided in this Article XII, Net Profit, if any, of the Partnership (and each item thereof) for each Fiscal Year or other period shall be allocated among the Partners pro rata in accordance with their Ownership Percentages.

(b) Except as otherwise provided in this Article XII, Net Loss, if any, of the Partnership (and each item thereof) for each Fiscal Year or other period shall be allocated to the Partners pro rata in accordance with their Ownership Percentages.

(c) The provisions of this Agreement relating to the allocation of Gross Income, Net Profit and Net Loss are intended to comply with the Treasury Regulations under Section 704(b) of the Code and shall be interpreted and applied in a manner consistent with such Treasury Regulations.

(d) Notwithstanding any other provision of this Agreement to the contrary, if in any Fiscal Year or other period there is a net decrease in the amount of the Partnership Minimum Gain, then each Partner shall first be allocated items of Gross Income for such year (and, if necessary, subsequent years) in an amount equal to such Partner’s share of the net decrease in such minimum gain during such year (as determined under Treasury Regulations Section 1.704-2(g)(2)); provided, however, if there is insufficient Gross Income in a year to make the allocation specified above for all Partners for such year, the Gross Income shall be allocated among the Partners in proportion to the respective amounts they would have been allocated above had there been an unlimited amount of Gross Income for such year.

(e) Notwithstanding any other provision of this Agreement to the contrary other than Section 12.2(d), if in any year there is a net decrease in the amount of the Partner Nonrecourse Debt Minimum Gain, then each Partner shall first be allocated items of Gross Income for such year (and, if necessary, subsequent years) in an amount equal to such Partner’s share of the net decrease in such minimum gain during such year (as determined under Treasury Regulations Section 1.704-2(i)(4)); provided, however, if there is insufficient Gross Income in a Fiscal Year to make the allocation specified above for all Partners for such year, the Gross Income shall be allocated among the Partners in proportion to the respective amounts they would have been allocated had there been an unlimited amount of Gross Income for such Fiscal Year.

(f) Notwithstanding any other provision of this Agreement to the contrary (except Sections 12.2(d) and 12.2(e) which shall be applied first), if in any Fiscal Year or other period a Partner unexpectedly receives an adjustment, allocation or distribution described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Gross Income shall first be allocated to Partners with negative Capital Account balances (adjusted in accordance with Section 12.4(e)), in proportion to such negative balances, until such balances are increased to zero.

(g) Notwithstanding the provisions of Section 12.2(b), Net Loss (or items thereof) shall not be allocated to a Partner if such allocation would cause or increase a negative balance in such Partner’s Capital Account (adjusted in accordance with Section

12.4(e)) and shall be reallocated to the other Partners, subject to the limitations of this Section 12.2(g).

(h) Any Partner Nonrecourse Deductions shall be allocated to the Partner who bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which such deductions are attributable.

(i) Partnership Nonrecourse Deductions shall be allocated to the Partners pro rata in accordance with their Ownership Percentages.

(j) In the event that any Gross Income, Net Loss (or items thereof) or deductions are allocated pursuant to Sections 12.2(d) through 12.2(i), subsequent Gross Income, Net Profit or Net Loss (or items thereof) will first be allocated (subject to Sections 12.2(d) through 12.2(i)) to the Partners in a manner which will result in each Partner having a Capital Account balance equal to that which would have resulted had the original allocation of Gross Income, Net Loss (or items thereof) or deductions pursuant to Sections 12.2(d) through 12.2(i) not occurred; provided, however, no allocations pursuant to this Section 12.2(j), which are intended to offset allocations pursuant to Section 12.2(h) and Section 12.2(i), shall be made prior to the Fiscal Year during which there is a net decrease in Partner Nonrecourse Debt Minimum Gain or Partnership Minimum Gain, and then only to the extent necessary to avoid any potential economic distortions caused by such net decrease in Partner Nonrecourse Debt Minimum Gain or Partnership Minimum Gain, and no such allocation pursuant to this Section 12.2(j) shall be made to the extent that the General Partner reasonably determines that it is likely to duplicate a subsequent mandatory allocation pursuant to Section 12.2(d) or Section 12.2(e).

(k) Unless the General Partner elects to adjust Capital Accounts to reflect Actual Depletion Deductions pursuant to Section 1.704-1(b)(2)(iv)(k)(3) of the Treasury Regulations, the portion of the total amount realized by the Partnership upon the taxable disposition of a Depletable Property that represents recovery of its simulated adjusted tax basis therein will be allocated to the Partners in the same proportion as the aggregate adjusted tax basis of such property was allocated to such Partners (or their predecessors in interest). If the General Partner elects to use Actual Depletion Deductions pursuant to Section 1.704-1(b)(2)(iv)(k)(3) of the Treasury Regulations, the portion of the total amount realized by the Partnership upon a taxable disposition of such property that equals the Partners’ aggregate remaining adjusted basis therein will be allocated to the Partners in proportion to their respective remaining adjusted tax bases in such property. Any amount realized in excess of the above amounts shall be allocated among the Partners in accordance with their Ownership Percentages.

(l) Notwithstanding the other provisions of this Section 12.2, the Net Profits or Net Losses (and, if necessary, Gross Income and items thereof) of the Partnership for the taxable year of liquidation of the Partnership shall be allocated (and such allocations shall be taken into account in determining the final liquidating distributions of the Partnership), to the extent possible, in a manner such that the Capital Accounts of the Partners immediately prior to the final liquidating distributions stand in the ratio of their

Ownership Percentages, so that the distribution of positive Capital Account balances pursuant to Section 16.2 will, to the maximum extent possible, be in the same amounts if the distribution had been made pursuant to Ownership Percentages without regard to Section 16.2.

(m) If a Partnership interest is transferred, the Gross Income, Net Profit or Net Loss allocable to the holder of such Partnership interest for the then Fiscal Year shall be allocated proportionately between the assignor and the assignee based on the number of calendar days during such Fiscal Year for which each party was the owner of the transferred Partnership interest, or upon some alternative reasonable method.

Section 12.3. Code Section 704(c). In accordance with Code Section 704(c) and the Treasury Regulations thereunder, depletion, depreciation, amortization, income, gain and loss, as determined for tax purposes, with respect to any property whose Book Value differs from its adjusted basis for federal income tax purposes shall, for tax purposes, be allocated among the Partners so as to take account of any variation between the adjusted basis of such property to the Partnership for federal income tax purposes and its Book Value. The Partnership shall utilize such method to eliminate book-tax disparities attributable to a contributed property or adjusted property as shall be determined by the General Partner. Allocations pursuant to this Section 12.3 are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Partner’s Capital Account or share of Net Profit, Net Loss, other items, or distributions pursuant to any provision of this Agreement.

Section 12.4. Capital Accounts. A separate capital account (“Capital Account”) shall be maintained for each Partner, as follows:

(a) There shall be credited to each Partner’s Capital Account the amount of any cash actually contributed by such Partner to the capital of the Partnership (or deemed contributed pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(c)), the fair market value of any property contributed by such Partner to the capital of the Partnership (net of any liabilities secured by such property that the Partnership is considered to assume or to take subject to under Code Section 752), such Partner’s share of the Gross Income and Net Profit (and all items thereof) of the Partnership and such Partner’s share of Simulated Gain or, if the General Partner elects to use Actual Depletion Deductions pursuant to Section 1.704-1(b)(2)(iv)(k)(3) of the Treasury Regulations, such Partner’s Actual Gains. There shall be charged against each Partner’s Capital Account the amount of all cash distributed to such Partner by the Partnership (or deemed distributed pursuant to Treasury Regulations Section 1.704-1(b) (2) (iv) (c)), the fair market value of any property distributed to such Partner by the Partnership (net of any liability secured by such property that the Partner is considered to assume or take subject to under Code Section 752), such Partner’s share of the Net Loss (and all items thereof) of the Partnership and either such Partner’s distributive share of Simulated Losses and Simulated Depletion Deductions or, if the General Partner elects to use Actual Depletion Deductions pursuant to Section 1.704-1(b)(2)(iv)(k)(3) of the Treasury Regulations, such Partner’s Actual Losses and Actual Depletion Deductions.

(b) If the Partnership at any time distributes any of its assets in-kind to any Partner, the Capital Account of each Partner shall be adjusted to account for that Partner’s allocable share (as determined under this Article XII) of the Net Profit or Net Loss that would have been realized by the Partnership had it sold the assets that were distributed at their respective fair market values immediately prior to their distribution, but only to the extent not previously reflected in the Partners’ Capital Accounts.

(c) Any adjustments to the tax basis (or Book Value) of Partnership property under Code Sections 732, 734 or 743 will be reflected as adjustments to the Capital Accounts of the Partners, only in the manner and to the extent provided in Treasury Regulations Section 1.704-1(b)(2)(iv)(m).

(d) Upon the decision of the General Partner, the Capital Accounts of the Partners shall be adjusted to reflect a revaluation of Partnership property to its fair market value on the date of adjustment upon the occurrence of any of the following events:

(i) An increase in any new or existing Partner’s Ownership Interest resulting from the contribution of money or property by such Partner to the Partnership,

(ii) Any reduction in a Partner’s Ownership Interest resulting from a distribution to such Partner in redemption of all or part of its Ownership Interest, unless such distribution is pro rata to all Partners in accordance with their respective Ownership Interests, and

(iii) Whenever otherwise allowed under Treasury Regulations Section 1.704-1(b)(2)(iv)(f).

The adjustments to Capital Accounts shall reflect the manner in which the unrealized Net Profit or Net Loss inherent in the property would be allocated if there were a disposition of the Partnership’s property at its fair market value on the date of adjustment.

(e) For purposes of Sections 12.2(d) through 12.2(i) a Partner’s Capital Account shall be reduced by the net adjustments, allocations and distributions described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6) which, as of the end of the Partnership’s taxable year are reasonably expected to be made to such Partner, and shall be increased by the sum of (i) any amount which the Partner is required to restore to the Partnership upon liquidation of its Ownership Interest in the Partnership (or which is so treated pursuant to Treasury Regulations Section 1.704-1(b)(2)(ii)(c)) pursuant to the terms of this Agreement or under state law, (ii) the Partner’s share (as determined under Treasury Regulations Section 1.704-2(g)(1)) of Partnership Minimum Gain, (iii) the Partner’s share (as determined under Treasury Regulations Section 1.704-2(i)(5)) of Partner Nonrecourse Debt Minimum Gain and (iv) the Partner’s share (as determined under Section 752 of the Code) of any recourse indebtedness of the Partnership to the extent that such indebtedness could not be repaid out of the Partnership’s assets if all of the Partnership’s assets were sold at their respective Book Values as of the end of the

Fiscal Year or other period and the proceeds from the sales were used to pay the Partnership’s liabilities. For the purposes of clause (iv) above, the amounts computed pursuant to clause (i) above for each Partner shall be considered to be proceeds from the sale of the assets of the Partnership to the extent such amounts would be available to satisfy (directly or indirectly) the indebtedness specified in clause (iv).

(f) For purposes of computing the Partners’ Capital Accounts, Simulated Depletion Deductions and Simulated Losses shall be allocated among the Partners in the same proportions as they (or their predecessors in interest) were allocated the basis of Partnership oil and gas properties pursuant to Code Section 613A(c)(7)(D), the Treasury Regulations thereunder, and Section 1.704-1(b)(4)(v) of the Treasury Regulations. Simulated Gains shall be allocated among the Partners in accordance with their Ownership Percentages, subject however to Section 12.2(l). In accordance with Code Section 613A(c)(7)(D) and the Treasury Regulations thereunder and Section 1.704-1(b)(4)(v) of the Treasury Regulations, the adjusted basis of all oil and gas properties shall be shared by the Partners in proportion to the Ownership Percentages; provided, however, that in the case of the Partnership’s share of the basis of oil and gas properties contributed or deemed to be contributed by the Partners to Dorchester Minerals at the time of its formation, the adjusted basis of such oil and gas properties shall be allocated among the Partners in amounts equal to their respective shares of such basis in the properties so contributed.

(g) It is the intention of the Partners that the Capital Accounts of the Partnership be maintained strictly in accordance with the Capital Account maintenance requirements of Treasury Regulations Section 1.704-1(b). The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such regulations and any amendment or successor provision thereto. The Partners agree to make any appropriate modifications if events might otherwise cause this Agreement not to comply with Treasury Regulations Section 1.704-1(b).

(h) A deficit in a Partner’s Capital Account shall not be considered an asset of the Partnership, and no Partner shall be obligated to restore or otherwise be responsible for a deficit or negative balance in such Partner’s Capital Account.

Section 12.5. Compliance with the Code. It is intended that the tax allocations in this Article XII effect an allocation for federal income tax purposes in a manner consistent with Sections 704 and 706 of the Code and comply with any limitations or restrictions therein. The General Partner shall have complete discretion to make the allocations pursuant to this Article XII and the allocations and adjustments to Capital Accounts in any manner consistent with Sections 704 and 706 of the Code.

XIII. DISTRIBUTIONS

Section 13.1. “Net Cash Flow” Defined. The term “Net Cash Flow” for any fiscal period shall mean all Partnership cash revenues resulting from the Partnership’s business plus the proceeds of sale (principal and interest), refinancing, condemnation, insurance, or otherwise of any Partnership assets less the amount of all expenses, reserves (for expenses reasonably anticipated to be paid within ninety (90) days) and obligations of the Partnership (including, without limitation, expenses and obligations to which the assets of the Partnership are subject even if the expense or obligation was not originally incurred by the Partnership or assumed by the Partnership) which have been paid, which are currently due and payable or in the case of reserves, which have been established.

Section 13.2. Distribution of Net Cash Flow. Except as provided in Article XVI, Net Cash Flow, if any, shall be distributed to the Partners pro rata in accordance with their Ownership Percentages at such time or times as determined by the General Partner provided, however, that no less frequently than quarterly, all Net Cash Flow shall be distributed in accordance with Ownership Percentages regardless of any action by the General Partner.

Section 13.3. Amount Withheld. Notwithstanding any other provision of this Agreement to the contrary, the General Partner is authorized to take any action that it determines to be necessary or appropriate to cause the Partnership to comply with any withholding or other payment requirements established under the Code or any other federal, state or local law including, without limitation, pursuant to Sections 1441, 1442, 1445 and 1446 of the Code. To the extent that the Partnership is required to pay to any governmental authority any amount resulting from either the allocation of income or gain or a distribution to any Partner (including, without limitation, by reason of Sections 1441, 1442, 1445 or 1446 of the Code), the amount so paid shall be treated as a distribution of cash to the Partner and any future distributions to which such Partner is entitled shall be reduced to the extent of any amount treated as a distribution pursuant to this Section 13.3. The Capital Account of the Partner for which amounts are paid over to a governmental authority pursuant to this Section 13.3 shall be decreased by such amount paid over to the governmental authority. A Partner who has had amounts paid over to a governmental authority pursuant to this Section 13.3 shall be entitled to receive any refund of any such tax, penalty, interest or other amount received by the Partnership on account of amounts paid on behalf of the Partner pursuant to this Section 13.3; provided, however, that the amount due such Partner shall be reduced by any expenses of the Partnership incurred in connection with the payment or refund of such tax, penalty, interest or other amount. The Partnership shall have no duty or obligation to seek to obtain or collect any refund or expend any amount to reduce the amount of any withholding, penalty, interest or other amount otherwise payable to any governmental authority; however, upon request by a Partner, the Partnership shall take reasonable steps to cooperate with the Partner on a refund request provided that the Partnership is reimbursed by the Partner for the Partnership’s costs and expenses arising from such cooperation. If at any time a Partner’s interest in the Partnership is transferred or assigned, the proposed assignee shall certify to non-foreign status prior to the transfer or assignment of the interest. Such certifications shall be made on a form to be provided by the General Partner. Each Partner shall notify the Partnership if it becomes either a “Foreign Person”, as defined in Code Section 1445, or a “Foreign Partner”, as defined in Code Section 1446, within thirty (30) calendar days of such change.

XIV. TRANSFER OF INTERESTS

Section 14.1. Transfer Restriction Agreement. Each Partner as of the date of this Agreement is also a party to the Transfer Restriction Agreement. As a condition to being admitted as a Partner, any other Person must become a party to the Transfer Restriction Agreement, in accordance with the procedures set forth therein. The Transfer Restriction Agreement, a copy of which is attached hereto as Exhibit A, is incorporated by reference in this Agreement as if fully set forth herein and forms a part of this Agreement.

Section 14.2. Transfers of Interests and Admission of New Partners. No Partner may assign, sell or otherwise transfer by operation of law or otherwise, any of its right, title or interest or any portion thereof in the Partnership unless such Partner shall first comply with the provisions of the Transfer Restriction Agreement applicable to the proposed assignment, sale or transfer. In the event an Affiliate Transfer or a Familial Transfer results in the entirety of a Partner’s Ownership Interest in the Partnership being transferred, then such transferee shall (subject to such transferee’s joining in this Agreement as provided below) be substituted for that Partner automatically upon such transfer without the consent of the Partners, and shall have all the rights of such Partner under this Agreement. In the event of an Affiliate Transfer or a Familial Transfer of the entirety of a Partner’s Ownership Interest divided between or among more than one transferee, only one such transferee may become a substituted Partner and the remainder of such transferees shall be treated as and have the rights of assignees under the Act. The transferor shall designate in a written notice to the Partnership and to each other Partner which such transferee shall become the substituted Partner, and such designated transferee shall (subject to such transferee’s joining in this Agreement as provided below) be substituted for the transferor Partner automatically upon such transfer without the consent of the Partners with respect to the Ownership Interest transferred to such transferee, and shall have all the rights of such transferring Partner under this Agreement. In the event of an Affiliate Transfer or a Familial Transfer of less than the entirety of a Partner’s Ownership Interest, such transferee shall not be a substituted Partner; but the transferring Partner shall remain a Partner and retain all rights as a Partner under this Agreement. Any other transferee of a Partner’s Ownership Interest in the Partnership shall be admitted to the Partnership as a substituted Partner only if (i) the assignment, sale or other transfer pursuant to which the transferee acquired such Ownership Interest was effected in accordance with the Transfer Restriction Agreement and (ii) “Holder Consent” (as defined in the Transfer Restriction Agreement) of such assignment sale or other transfer has been obtained. If such a transferee is not admitted as a substituted Partner under this Article XIV, it shall have none of the powers of a Partner hereunder but shall, subject to the further provisions hereof, have only such rights of an assignee under the Act as are consistent with this Agreement. Such assignee shall have no voting rights or consent rights (and shall have no power to elect officers) or any other power to participate in the management of the Partnership, but shall be subject to the provisions of the Transfer Restriction Agreement including, without limitation, the obligations under Articles II, IV and V thereof, but shall not be entitled to exercise the rights of a party thereto, including, without limitation, under Article III or VI thereof. In the event of any permitted transfer of an interest in the Partnership pursuant to this Article XIV and the Transfer Restriction Agreement, the interest so transferred shall remain subject to all terms and provisions of this Agreement and the Transfer Restriction Agreement, and the transferee shall be deemed, by accepting the interest so transferred, to have assumed all the liabilities and unperformed obligations, under this Agreement, the Transfer Restriction

Agreement or otherwise, which are appurtenant to the interest so transferred; shall hold such interest subject to all unperformed obligations of the transferor Partner hereunder and under the Transfer Restriction Agreement; and shall agree in writing to the foregoing if requested by the General Partner and shall join in and be bound by the terms of this Agreement. No assignment shall relieve the assignor from its obligations prior to this Agreement or the Transfer Restriction Agreement, except that if the transferee is admitted as a Partner, the assignor shall be relieved of obligations hereunder and under the Transfer Restriction Agreement accruing after the admission of the transferee as a Partner.

Section 14.3. Securities Laws Restrictions. Notwithstanding any other provision of this Article XIV, no transfer of an interest in the Partnership may be made if the transfer would violate federal or state securities laws.

XV. BOOKS OF ACCOUNT AND PARTNERSHIP RECORDS

Section 15.1. Books of Account. At all times during the continuance of the Partnership, the General Partner shall keep or cause to be kept, full and true books of account in which shall be entered fully and accurately all transactions of the Partnership.

Section 15.2. Inspection. All of the books of account of the Partnership, together with an executed copy of this Agreement and any amendments hereto, shall at all times be maintained at the principal office of the Partnership and shall be open to the inspection and examination of the Partners or their representatives. Any Partner may, at any time and from time to time, at its own expense, cause an audit of the books of the Partnership to be made by a certified public accountant or other person designated by such Partner.

Section 15.3. Fiscal Year and Accounting Method. The fiscal year of the Partnership shall end on December 31 in each year, and the books of the Partnership shall be kept on a cash method of accounting by the General Partner.

Section 15.4. Financial Reports. For each Fiscal Year during the term hereof, the General Partner shall deliver to all the Partners as soon as reasonably practicable after the expiration of such Fiscal Year, an unaudited financial report of the Partnership, including a balance sheet, profit and loss statement, and a statement showing distributions to the Partners and the allocation among the Partners of taxable income, gains, losses, deductions and credits of the Partnership. In addition, the General Partner shall cause to be delivered to all the Partners monthly unaudited statements of profit and loss prepared on a cash basis, such statements to reflect profit and loss on both a monthly and year-to-date basis. Each such monthly statement shall be so delivered within sixty (60) days after the end of the month to which the statement pertains. An accounting of all items of receipt, income, profit, cost, expense and loss shall also be prepared made by the General Partner upon the dissolution of the Partnership.

Section 15.5. Tax Returns. The Partnership shall cause all income tax returns to be prepared or reviewed in compliance with this Agreement (in particular the tax allocations in Article XII hereof) by such firm of independent certified public accountants as shall be selected by the General Partner, shall cause such tax returns to be timely filed with the appropriate authorities and shall cause copies thereof and all related matters needed by any Partner for the preparation of its tax returns to be promptly delivered to all Partners. Copies of such tax returns shall be kept at the principal office of the Partnership and shall be available for inspection by any Partner during normal business hours. The income tax documentation to be generated hereunder shall include any additional information reasonably requested by a Partner for the preparation of its return.

Section 15.6. Tax Elections.

(a) In the event of a transfer of all or part of an interest of a Partner authorized by this Agreement, the Partnership shall, upon the request of the transferee, elect pursuant to Section 754 of the Code to adjust the basis of Partnership property, and any basis adjustment relating to such transfer, whether made under Section 754 of the Code or otherwise, shall be allocated solely to the transferee; provided, however, that each transferee shall pay the additional bookkeeping and accounting costs which result from the basis adjustment pertaining to such transferee. Each of the Partners shall supply to the Partnership upon request the information necessary properly to give effect to such election.

(b) All other federal income tax elections required or permitted to be made by the Partnership shall be made in such manner as may be agreed upon by the General Partner. No Partner shall take any action or refuse to take any action which would cause the Partnership to forfeit the benefits of any tax election previously made or agreed to be made.

Section 15.7. Tax Matters Partner. The General Partner is hereby designated as the “Tax Matters Partner” of the Partnership within the meaning of Section 6231(a)(7) of the Code and shall have the power to manage and control, on behalf of the Partnership, any administrative proceeding at the Partnership level with the Internal Revenue Service relating to the determination of any item of Partnership income, gain, loss, deduction, or credit for federal income-tax purposes. The Tax Matters Partner shall comply with all statutory provisions of the Code applicable to a “tax matters partner” and shall, without limitation, within thirty (30) calendar days of the receipt of any notice from the Internal Revenue Service in any administrative proceeding at the Partnership level relating to the determination of any Partnership item of income, gain, loss, deduction, or credit, mail a copy of such notice to each Partner.

Section 15.8. Bank Accounts. The funds of the Partnership shall be deposited in the name of the Partnership in such bank accounts and with such signatories as shall be selected by the General Partner. All deposits, including security deposits, funds required to be escrowed and other funds not currently distributable or needed in the operation of the Partnership business shall, to the extent permitted by law, be deposited in such interest-bearing bank accounts or invested in such financial instruments (including, without limitation, hedge contracts and commodity contracts) as shall be approved by the General Partner.

XVI. DISSOLUTION, WINDING UP AND DISTRIBUTION

Section 16.1. Events of Dissolution. Each of the following shall be an “Event of Dissolution,” and unless the Partnership and its business is continued pursuant to Section 16.5 hereof, the Partnership shall be dissolved upon the withdrawal of the General Partner or the occurrence of any other event that results in the General Partner ceasing to be a General Partner, without the subsequent election of a successor general partner, which successor is hereby authorized to continue the business of the Partnership.

The Limited Partners shall have no right to dissolve the Partnership or to vote on or consent to any such dissolution.

Section 16.2. Dissolution and Winding Up. Notwithstanding any other provision of this Agreement, upon the dissolution of the Partnership, the General Partner (which term, for purposes of this Section and Section 16.4 shall include the respective trustee, receiver or successor, if any, of either or both thereof) shall have the responsibility for expeditiously dissolving and liquidating the Partnership. The General Partner shall promptly proceed to wind up the affairs of the Partnership and, after payment (or making provision for payment) of liabilities owing to creditors, shall set up such reserves as they deem reasonably necessary or appropriate for any contingent or unforeseen liabilities or obligations of the Partnership. Said reserves may be paid over to a bank or an attorney-at-law, to be held in escrow for the purpose of paying any such contingent or unforeseen liabilities or obligations. After paying such liabilities and setting up such reserves, the General Partner shall cause the remaining net assets of the Partnership to be paid or distributed to the Partners or their assigns in accordance with the positive Capital Account balances of the Partners. At the expiration of such period as the General Partner may deem advisable, any remaining reserves shall be paid or distributed to the Partners or their assigns in the same manner as the preceding sentence. No Partner shall receive any additional compensation for any services performed pursuant to this Article XVI.

Section 16.3. Final Statement. Upon the dissolution of the Partnership, a final certified statement of its assets and liabilities shall be prepared by the Partnership’s certified public accountants and furnished to the Partners within ninety (90) days after such dissolution.

Section 16.4. Distribution In-Kind. If all the Partners agree that it shall be impractical to liquidate part or all the assets of the Partnership, then assets which they agree are not suitable for liquidation may be distributed to the Partners in-kind, subject to the order of priority set forth in Section 16.2 hereof and, further, subject to such conditions relating to the management and disposition of the assets distributed as the General Partner deems reasonable and equitable. If Partnership assets are to be distributed in-kind, then prior to any such distribution, the Capital Accounts of the Partners shall be adjusted to reflect the manner in which the unrealized taxable income, gain, loss and deduction inherent in such property (to the extent that such items have not been previously reflected in the Capital Accounts) would be allocated among the Partners if there were a taxable disposition of such property on the date of its distribution for its then fair market value determined mutually by the Partners.

Section 16.5. Continuation of Partnership. If dissolution occurs due to an “event of withdrawal” (as defined in Section 17-402(a) of the Act) with respect to the General Partner, the

Limited Partners hereby agree to continue the Partnership and elect a new General Partner by limited partner consent pursuant to Section 8.3 hereof and the Partnership automatically shall be reconstituted and the Limited Partners and the successor General Partner shall, and hereby agree to, carry on the business of the Partnership.

Section 16.6. Deemed Distribution and Recontribution. Notwithstanding any other provision of this Article XVI, in the event the Partnership is liquidated within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g) but no Event of Dissolution has occurred, the assets of the Partnership shall not be liquidated, the Partnership’s liabilities shall not be paid or discharged, and the Partnership’s affairs shall not be wound up. Instead, the Partnership shall be deemed to have contributed its assets in-kind to a new limited partnership, which shall be deemed to have assumed and taken all Partnership assets subject to all Partnership liabilities. Immediately thereafter, the Partnership shall be deemed to have liquidated and distributed the interests in the new limited partnership in-kind to the Partners.

XVII. MISCELLANEOUS

Section 17.1. Execution in Counterparts. This Agreement may be executed in counterparts, all of which taken together shall be deemed one original.

Section 17.2. Address and Notice. The address of each Partner for all purposes shall be as follows:

If to Vaughn:

3738 Oak Lawn Ave., Suite 101

Dallas, Texas 75219

Attention: Benny D. Duncan

Telecopy No.: (214) 522-7433

With copies to:

Joe Dannenmaier

Thompson & Knight L.L.P.

1700 Pacific Avenue, Suite 3300

Dallas, Texas 75201

Telecopy No.: (214) 969-1751

If to SAM:

3738 Oak Lawn Ave., Suite 300

Dallas, Texas 75219

Attention: H. C. Allen, Jr.

Telecopy No.: (214) 559-0301

With copies to:

Joe Dannenmaier

Thompson & Knight L.L.P.

1700 Pacific Avenue, Suite 3300

Dallas, Texas 75201

Telecopy No.: (214) 969-1751

If to SAOG:

3738 Oak Lawn Ave., Suite 300

Dallas, Texas 75219

Attention: William Casey McManemin

Telecopy No.: (214) 559-0301

With copies to:

Joe Dannenmaier

Thompson & Knight L.L.P.

1700 Pacific Avenue, Suite 3300

Dallas, Texas 75201

Telecopy No.: (214) 969-1751

If to Peak LP:

1919 S. Shiloh Rd.

Suite 600 – LB48

Garland, Texas 75042

Attention: Preston A. Peak

Telecopy No.: (972) 864-9095

With copies to:

Bryan E. Bishop

LOCKE LIDDELL & SAPP LLP

2200 Ross Avenue, Suite 2200

Dallas, Texas 75201-6776

Telecopy No.: (214) 740-8800

If to Raley LLP:

1919 S. Shiloh Rd.

Suite 600 – LB48

Garland, Texas 75042

Attention: James E. Raley

Telecopy No.: (972) 864-9095

With copies to:

Bryan E. Bishop

LOCKE LIDDELL & SAPP LLP

2200 Ross Avenue, Suite 2200

Dallas, Texas 75201-6776

Telecopy No.: (214) 740-8800

or such other address or addresses of which any Partner shall have given the other Partners notice. Any notice shall be in accordance with Section 10.1.

Section 17.3. Partition. The Partners hereby agree that no Partner shall have the right while this Agreement remains in effect to have the assets of the Partnership partitioned, or to file a complaint or institute any proceeding at law or in equity to have any Partnership asset partitioned, and each Partner hereby waives any such right. It is the intention of the Partners that during the term of this Agreement, the rights of the Partners as among themselves shall be governed by the terms of this Agreement.

Section 17.4. Further Assurances. Each Partner hereby covenants and agrees to execute and deliver such instruments as may be reasonably requested by any other Partner to convey any interest or to take any other action required or permitted under this Agreement.

Section 17.5. Titles and Captions. All article, section, or subsection titles or captions contained in this Agreement or the table of contents hereof are for convenience only and shall not be deemed part of the context of this Agreement.

Section 17.6. Number and Gender of Pronouns. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the Person or Persons may require.

Section 17.7. Entire Agreement. This Agreement contains the entire understanding between and among the Partners and supersedes any prior understandings and agreements between and among them respecting the subject matter of this Agreement.

Section 17.8. Amendment. This Agreement may be amended or modified only by a written document executed by all the Partners.

Section 17.9. Exhibits and Schedules. All exhibits and schedules referred to herein are attached hereto and made a part hereof for all purposes.

Section 17.10. Agreement Binding. This Agreement shall be binding upon the heirs, executors, administrators, successors, and assigns of the Partners.

Section 17.11. Waiver. No failure by any Partner to insist upon the strict performance of any covenant, duty, agreement, or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or any other covenant, agreement, term, or condition. Any Partner by the issuance of written notice may, but shall be under no obligation to, waive any of its rights or any conditions to its obligations hereunder, or any duty, obligation or covenant of any other Partner. No waiver shall affect or alter the remainder of this Agreement but each and every covenant, agreement, term, and condition of this Agreement shall continue in full force and effect with respect to any other then existing or subsequent breach thereof.

Section 17.12. Remedies. The rights and remedies of the Partners set forth in this Agreement shall not be mutually exclusive or exclusive of any right, power or privilege provided by law or in equity or otherwise and the exercise of one or more of the provisions hereof shall not preclude the exercise of any other provisions hereof or of any legal, equitable or other right. Each of the Partners confirms that damages at law may be an inadequate remedy for a breach or threatened breach of any provision hereof. The respective rights and obligations hereunder shall be enforceable by specific performance, injunction, or other equitable remedy, but nothing herein contained is intended to, or shall limit or affect any rights at law or by statute or otherwise of any Partner aggrieved as against another Partner for a breach or threatened breach of any provision hereof, it being the intention of this section to make clear the agreement of the Partners that the respective rights and obligations of the Partners hereunder shall be enforceable in equity as well as at law or otherwise.

Section 17.13. GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED, ENFORCED, AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF DELAWARE (WITHOUT REGARD TO ITS CHOICE OF LAW PRINCIPLES).

Section 17.14. DISPUTE RESOLUTION.

(a) NEGOTIATION. THE PARTNERS SHALL ATTEMPT TO RESOLVE ANY DISPUTE ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TERMINATION, BREACH, OR VALIDITY OF THIS AGREEMENT, PROMPTLY BY GOOD FAITH NEGOTIATION AMONG EXECUTIVES WHO HAVE AUTHORITY TO RESOLVE THE CONTROVERSY. ANY PARTNER MAY GIVE THE OTHER PARTNERS WRITTEN NOTICE OF ANY DISPUTE NOT RESOLVED IN THE NORMAL COURSE OF BUSINESS. WITHIN 10 DAYS AFTER DELIVERY OF THE NOTICE, THE RECEIVING PARTNER SHALL SUBMIT TO THE OTHERS A WRITTEN RESPONSE. THE NOTICE AND THE RESPONSE SHALL INCLUDE (A) A STATEMENT OF THE PARTNER’S CONCERNS AND PERSPECTIVES ON THE ISSUES IN DISPUTE, (B) A SUMMARY OF SUPPORTING FACTS AND CIRCUMSTANCES AND (C) THE IDENTITY OF THE EXECUTIVE WHO WILL REPRESENT THAT PARTNER AND OF ANY OTHER PERSON WHO WILL ACCOMPANY THE EXECUTIVE. WITHIN 15 DAYS AFTER DELIVERY OF THE ORIGINAL NOTICE, THE EXECUTIVES OF THE PARTNERS SHALL MEET AT A MUTUALLY ACCEPTABLE TIME AND PLACE, AND THEREAFTER AS OFTEN AS THEY REASONABLY DEEM NECESSARY, TO ATTEMPT TO RESOLVE THE DISPUTE. ALL NEGOTIATIONS PURSUANT TO THIS CLAUSE AND CLAUSE (B) BELOW ARE CONFIDENTIAL AND SHALL BE TREATED AS COMPROMISE AND SETTLEMENT NEGOTIATIONS FOR PURPOSES OF APPLICABLE RULES OF EVIDENCE.

(b) MEDIATION. IF A DISPUTE HAS NOT BEEN RESOLVED BY DISCUSSION BETWEEN OR AMONG THE PARTNERS WITHIN 20 DAYS OF THE DISPUTING PARTNERS’ NOTICE, ANY MEMBER MAY BY NOTICE TO THE OTHER PARTNERS WITH WHOM SUCH DISPUTE EXISTS REQUIRE MEDIATION OF THE DISPUTE, WHICH NOTICE SHALL IDENTIFY THE NAMES OF NO FEWER THAN THREE (3) POTENTIAL MEDIATORS. EACH PARTNER AMONG WHOM THE DISPUTE EXISTS WILL IN GOOD FAITH ATTEMPT TO AGREE UPON A MEDIATOR AND AGREES TO PARTICIPATE IN MEDIATION

OF THE DISPUTE IN GOOD FAITH. IF THE PARTIES ARE UNABLE TO AGREE UPON A MEDIATOR WITHIN FIFTEEN (15) DAYS AFTER SUCH NOTICE, THE PARTNERS AGREE TO PROCEED TO MEDIATION UNDER THE COMMERCIAL MEDIATION RULES OF THE AMERICAN ARBITRATION ASSOCIATION IN EFFECT ON THE DATE OF THIS AGREEMENT. IF SUCH DISPUTE SHALL NOT HAVE BEEN RESOLVED BY MEDIATION WITHIN THE TIME PERIOD SPECIFIED N SUBSECTION (C) BELOW, ARBITRATION MAY BE INITIATED PURSUANT TO SUBSECTION (C) BELOW. ALL EXPENSES OF THE MEDIATOR SHALL BE EQUALLY SHARED BY THE PARTNERS AMONG WHOM THE DISPUTE EXISTS.

(c) BINDING ARBITRATION.

(i) ANY DISPUTE ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE BREACH, TERMINATION, OR VALIDITY OF THE AGREEMENT WHICH HAS NOT BEEN RESOLVED BY MEDIATION WITHIN 30 DAYS OF THE INITIATION OF SUCH PROCEDURE, OR WHICH HAS NOT BEEN RESOLVED PRIOR TO THE TERMINATION OF MEDIATION, SHALL BE RESOLVED BY ARBITRATION IN ACCORDANCE WITH THE COMMERCIAL ARBITRATION RULES OF THE AMERICAN ARBITRATION ASSOCIATION (“AAA”) IN EFFECT ON THE DATE OF THIS AGREEMENT. IF A PARTY TO A DISPUTE FAILS TO PARTICIPATE IN MEDIATION, THE OTHERS MAY INITIATE ARBITRATION BEFORE EXPIRATION OF THE ABOVE PERIOD. IF THE AMOUNT OF THE CLAIM ASSERTED BY ANY PARTY IN THE ARBITRATION EXCEEDS $1,000,000, THE PARTNERS AGREE THAT THE AMERICAN ARBITRATION ASSOCIATION OPTIONAL PROCEDURES FOR LARGE, COMPLEX COMMERCIAL DISPUTES WILL BE APPLIED TO THE DISPUTE.

(ii) THE AAA SHALL SUGGEST A PANEL OF ARBITRATORS, EACH OF WHOM SHALL BE KNOWLEDGEABLE WITH RESPECT TO THE SUBJECT MATTER OF THE DISPUTE. ARBITRATION SHALL BE BEFORE A SOLE ARBITRATOR IF THE DISPUTING PARTNERS AGREE ON THE SELECTION OF A SOLE ARBITRATOR. IF NOT, ARBITRATION SHALL BE BEFORE THREE INDEPENDENT AND IMPARTIAL ARBITRATORS, ALL OF WHOM SHALL BE APPOINTED BY THE AAA IN ACCORDANCE WITH ITS RULES.

(iii) THE PLACE OF ARBITRATION SHALL BE DALLAS, TEXAS.

(iv) THE ARBITRATOR(S) ARE NOT EMPOWERED TO AWARD DAMAGES IN EXCESS OF COMPENSATORY DAMAGES.

(v) THE AWARD RENDERED BY THE ARBITRATORS SHALL BE IN WRITING AND SHALL INCLUDE A STATEMENT OF THE

FACTUAL BASES AND THE LEGAL CONCLUSIONS RELIED UPON BY THE ARBITRATORS IN MAKING SUCH AWARD. THE ARBITRATORS SHALL DECIDE THE DISPUTE IN COMPLIANCE WITH THE APPLICABLE SUBSTANTIVE LAW AND CONSISTENT WITH THE PROVISIONS OF THE AGREEMENT, INCLUDING LIMITS ON DAMAGES. THE AWARD RENDERED BY THE ARBITRATOR(S) SHALL BE FINAL AND BINDING, AND JUDGMENT UPON THE AWARD MAY BE ENTERED BY ANY COURT HAVING JURISDICTION THEREOF.

(vi) ALL MATTERS RELATING TO THE ENFORCEABILITY OF THIS ARBITRATION AGREEMENT AND ANY AWARD RENDERED PURSUANT TO THIS AGREEMENT SHALL BE GOVERNED BY THE FEDERAL ARBITRATION ACT, 9 U.S.C. § 1-16. THE ARBITRATOR(S) SHALL APPLY THE SUBSTANTIVE LAW OF THE STATE OF DELAWARE, EXCLUSIVE OF ANY CONFLICT OF LAW RULES.

(vii) EACH PARTNER IS REQUIRED TO CONTINUE TO PERFORM ITS OBLIGATIONS UNDER THIS CONTRACT PENDING FINAL RESOLUTION OF ANY DISPUTE ARISING OUT OF OR RELATING TO THIS CONTRACT, UNLESS TO DO SO WOULD BE IMPOSSIBLE OR IMPRACTICABLE UNDER THE CIRCUMSTANCES.

(viii) NOTHING IN THIS SECTION 17.14 SHALL LIMIT THE PARTNERS’ RIGHTS TO OBTAIN PROVISIONAL, ANCILLARY OR EQUITABLE RELIEF FROM A COURT OF COMPETENT JURISDICTION.

(d) EXPENSES. EACH PARTY SHALL PAY ITS OWN EXPENSES OF ARBITRATION AND THE EXPENSES OF THE ARBITRATORS SHALL BE EQUALLY SHARED; PROVIDED, HOWEVER, IF IN THE OPINION OF THE ARBITRATORS ANY CLAIM BY EITHER PARTY HEREUNDER OR ANY DEFENSE OR OBJECTION THERETO BY THE OTHER PARTY WAS UNREASONABLE AND NOT MADE IN GOOD FAITH, THE ARBITRATORS MAY ASSESS, AS PART OF THE AWARD, ALL OR ANY PART OF THE ARBITRATION EXPENSE (INCLUDING, WITHOUT LIMITATION, REASONABLE ATTORNEYS’ FEES) OF THE OTHER PARTY AND OF THE ARBITRATORS AGAINST THE PARTY RAISING SUCH UNREASONABLE CLAIM, DEFENSE, OR OBJECTION. NOTHING HEREIN SET FORTH SHALL PREVENT THE PARTIES FROM SETTLING ANY DISPUTE BY MUTUAL AGREEMENT AT ANY TIME.

Section 17.15. WAIVER. EACH PARTNER WAIVES ANY RIGHT THAT THE PARTNER MAY HAVE TO COMMENCE ANY ACTION IN ANY COURT WITH RESPECT TO ANY DISPUTE AMONG THE PARTNERS RELATING TO OR ARISING UNDER THIS AGREEMENT OR THE RIGHTS OR OBLIGATIONS OF ANY PARTNER HEREUNDER, OTHER THAN AN ACTION BROUGHT TO ENFORCE THE ARBITRATION PROVISIONS OF SECTION 17.14 HEREOF. THE PARTNERS AGREE THAT ANY SUCH ACTION SHALL BE BROUGHT (AND VENUE FOR ANY SUCH ACTION SHALL BE APPROPRIATE) IN DALLAS, TEXAS.

Section 17.16. U.S. Dollars. Any reference in this Agreement to “dollars,” “funds” or “sums” or any amounts denoted with a “$” shall be references to United States dollars.

[Following are the signature pages.]

IN WITNESS WHEREOF, the undersigned parties have executed this Agreement on the 31st day of January, 2002.

GENERAL PARTNER:

DORCHESTER MINERALS MANAGEMENT GP LLC

By:	/s/ JAMES E. RALEY
Name:	James E. Raley
Title:	Chief Operating Officer

LIMITED PARTNERS:

SAM PARTNERS, LTD.

By:	Sam Partners Management, Inc., its general partner

	By:	/s/ H.C. ALLEN, JR.
H. C. Allen, Jr., Secretary

VAUGHN PETROLEUM, LTD.

By:	VPL (GP), LLC, its general partner

	By:	/s/ ROBERT C. VAUGHN
	Name:	Robert C. Vaughn
	Title:	Manager

SMITH ALLEN OIL & GAS, INC.

By:	/s/ WILLIAM CASEY MCMANEMIN
William Casey McManemin, Vice President

PRESTON A. PEAK LIMITED PARTNERSHIP, a Texas limited partnership

By:	Peak GP LLC,
a Texas limited liability company, its General Partner

By:	/s/ PRESTON A. PEAK
Preston A. Peak, its manager

YELAR PARTNERS L.L.P.,
a Delaware limited liability partnership

By:	YELAR LLC, a Texas limited liability company, its managing partner

By:	/s/ JAMES E. RALEY
James E. Raley, Manager

And joined in for the limited purpose of agreeing to the substitution of Peak LP as a Limited Partner of the Partnership in lieu of P.A. Peak, Inc.:

P. A. Peak, Inc.,
a Delaware corporation

By:	/s/ PRESTON A. PEAK
Preston A. Peak, President

EXHIBIT A

Transfer Restriction Agreement

SCHEDULE I

Capital Contributions under Original Agreement

GENERAL PARTNER:

DORCHESTER MINERALS MANAGEMENT GP LLC	$1.99

LIMITED PARTNERS:

VAUGHN	$576.13
SAM	576.13
SAOG	561.81
PEAK LP	136.97
RALEY GP	136.87

$1,990.00

SCHEDULE II

Additional Capital Contributions Pursuant to

Contribution Agreement

PROPERTY CONTRIBUTED	FAIR MARKET VALUE

GENERAL PARTNER:

DORCHESTER MINERALS MANAGEMENT GP LLC

LIMITED PARTNERS:

VAUGHN
SAM
SAOG
PEAK LP
RALEY GP